Exhibit 99.1

Financial Report July - September 2016

Close to 13% consolidated sales growth, exceeding margin guidance

(Stockholm, October 27, 2016) – – – For the three-month period ended September 30, 2016, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,461 million. Quarterly organic sales* grew by 6.1%. The operating margin was 7.8% and the adjusted operating margin* was 8.1% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “around 6%” and an adjusted operating margin of “around 7.5%”.

For the fourth quarter of 2016, the Company expects organic sales to be flat compared to the fourth quarter of 2015. The fourth quarter of 2016 includes approximately 3 less working days compared to 2015, decreasing the year-over-year organic growth by around 5pp and on an equivalent basis the organic growth expectation is around 5%. The adjusted operating margin is expected to be more than 9%. The expectation for the full year is for organic sales growth of around 7% and an adjusted operating margin of more than 8.5%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q3 2016	Q3 2015	Change
Net sales	$2,461.3	$2,184.5	12.7%
Operating income	$191.1	$157.8	21.1%
Operating margin	7.8%	7.2%	0.6pp
Adjusted operating margin1)	8.1%	9.4%	(1.3)pp
Earnings per share, diluted2)	$1.56	$1.12	39.3%
Adjusted earnings per share, diluted1, 2)	$1.63	$1.53	6.5%
Operating cash flow	$271.1	$191.3	41.7%
1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

The third quarter developed slightly better than our expectations. Growth was in line with our guidance and operating margin was higher than expected. I am particularly pleased with the strong growth in Europe and China.

Regionally, the light vehicle production growth in China was stronger than expected. Future growth depends to some extent on the continuation of government incentives currently in place, but we believe in the long term growth prospects in China. In the U.S. market the monthly vehicle sales figures continue to indicate a slowdown in the market, while Europe continues to see high vehicle production levels. Autoliv currently has a healthy product mix in Europe and we outperformed the European vehicle production growth in the quarter by double digit levels.

In active safety we are now starting to see the lower growth rates that we have indicated for some time. This is due to the ramp down of GPS modules and our internally developed brake control products. After the launch of our new active safety products in the beginning of 2016, we have won significant new business. However some of that business has a later expected start of production and additionally some of the business opportunities have not materialized as previously anticipated. We therefore expect to reach our end of decade sales target in Active Safety about one year later than earlier communicated.

We continue to have a positive situation in our passive safety business. The historically high order intake continued and we are gaining future market share beyond our previous expectations. We are pleased that we were able to achieve double digit operating margin in passive safety while deploying additional engineering and other resources to meet this wave of growth that we expect to come from 2018 and onwards.

The combined effect of the developments in active and passive safety is further increasing our confidence that we are on the right path to surpass our $12 billion corporate sales target for the end of the decade. This will allow us to grow our sustainable market share and further strengthen our technology and market leadership. We also continue to monitor the overall macro- and industry situation and we are ready to take necessary actions while focusing on executing on our growth strategy with a relentless focus on quality.”

An earnings conference call will be held at 2:00 p.m. (CET) today, October 27. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 Report – 2016	3rd Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the fourth quarter of 2016 to be flat compared to the fourth quarter of 2015. Sales from recent M&A activities are expected to have a positive effect of around 6%. Currency translations are expected to have a negative effect of less than 1%, resulting in a consolidated sales growth of more than 5%. The fourth quarter of 2016 includes approximately 3 less working days compared to 2015, decreasing the year-over-year organic growth by around 5pp. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be more than 9%.

The indication for the full year is for an organic sales growth of around 7%. Sales from recent M&A activities are expected to have a positive effect of around 5%. Currency translations are expected to have a negative effect of more than 1%, resulting in a consolidated sales growth of more than 10%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be more than 8.5%. This includes expected integration and purchase accounting related costs for the joint venture with Nissin Kogyo (ANBS) of $20-30 million, as well as costs related to stronger than expected mid-term consolidated sales growth.

Since 2015 Autoliv has agreements with several OEMs for new supply capacity for replacement airbag inflators.

Based on customer agreements and its own expectations, the Company currently expects deliveries of up to 30 million units during the period 2015 to 2018. It is still too early in this evolving situation to be able to determine final delivery volumes.

The projected tax rate, excluding any discrete items, for the full year 2016, is now expected to be around 28% and is subject to change due to any discrete or nonrecurring events that may occur.

Operational cash flow for the full year is expected to remain strong and is now expected to be more than $0.8 billion excluding any discrete items.

Capital expenditures in support of our growth strategy are expected to be in a range of 5-6% of sales, including capital expenditures for additional capacity for replacement inflators.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to antitrust matters and capacity alignment, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Consolidated Sales

Consolidated sales increased by close to 13% to $2,461 million compared to $2,185 million in the same quarter of 2015. Excluding negative currency translation effects of less than $1 million and effects from M&A activities, the organic sales growth* was 6.1%, compared to the organic sales growth of “around 6%” expected at the beginning of the quarter. The organic sales growth was negatively impacted by a strike at a customer in South Korea.

Sales by Product

Change vs. same quarter last year		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
	Sales (MUSD)
Airbags2)	$1,268.3	5.3%	-	0.2%	5.1%
Seatbelts2)	$631.3	5.8%	-	(1.0)%	6.8%
Passive Safety Electronics	$240.0	9.4%	-	1.4%	8.0%
Active Safety Products	$183.2	11.6%	3.4%	(0.4)%	8.6%
Brake Control Systems	$138.5	100.0%	100.0%	-	-
Total	$2,461.3	12.7%	6.6%	0.0%	6.1%
1) Effects from currency translations. 2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was mainly driven by steering wheels in Europe and inflatable curtains in Japan and China.

The organic sales growth* in seatbelt products was a result of strong sales growth in China and Europe, partly offset by South Korea. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew significantly in China, with both local and global OEMs.

The organic sales growth* for active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was driven by sales of radar and camera systems in Europe, particularly to Mercedes and BMW. This was partly offset by lower sales in North America as a result of model transitions and unfavorable mix on slow-selling models.

Sales of Brake control systems were in line with expectations from the beginning of the quarter.

Q3 Report – 2016	3rd Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$897.6	25.9%	13.8%	2.9%	9.2%
Whereof:	China	$420.9	26.8%	11.2%	(5.4)%	21.0%
	Japan	$266.5	55.5%	35.5%	18.8%	1.2%
	Rest of Asia	$210.2	0.2%	-	3.2%	(3.0)%
Americas		$847.0	4.6%	5.7%	(2.5)%	1.4%
Europe		$716.7	8.4%	-	(0.1)%	8.5%
Global		$2,461.3	12.7%	6.6%	0.0%	6.1%
1) Effects from currency translations.

The organic sales growth* of 6.1% in the quarter was mainly a result of strong growth in China and Europe, where organic sales* grew by 21% and close to 9% respectively. This was a result of a combination of high content on well performing models and the ramp up of new launches.

Sales from Autoliv’s companies in China grew organically* by 21% in the quarter. The growth in the quarter was driven by both global and local OEMs, particularly models from VW, Hyundai/Kia and Great Wall’s Haval brand. Sales growth was also supported by strong year-over-year growth in the LVP.

Organic sales* from Autoliv’s companies in Japan increased by more than 1% in the quarter. The sales increase was mainly due to positive model transitions and ramp ups with models from Toyota. Nissan also contributed to the growth. Lower sales of replacement inflators partly offset the organic growth*.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) declined by 3% in the quarter. This decline was driven by lower sales in South Korea, primarily driven by lower than expected LVP due to a strike at Hyundai/Kia. Strong organic sales growth* in India was mainly driven by strong sales for models launched in 2015, particularly from Hyundai and Suzuki.

In the Americas, both North and South America saw organic sales growth* for the quarter. In North America, the organic sales growth of more than 1% was mainly driven by sales increases for models from Honda, FCA and Hyundai/Kia. Replacement inflators also contributed to the growth. Sales in South America (Brazil) increased by close to 8%, particularly driven by models from FCA, PSA and Renault.

The strong organic sales growth* of close to 9% in the quarter from Autoliv’s companies in Europe was driven by increased sales to Mercedes, particularly the new E-Class with high active safety content as well as models from Hyundai/Kia and Renault.

Launches in the 3rd Quarter

Ford’s new F-Series Super Duty Side airbag, inflatable curtains, positioning systems and safety electronics.	Porsche’s new 718 Cayman Passenger airbag, side airbag, knee airbag, inflatable curtains and seatbelts with pretensioners.	Nissan’s new Serena Seatbelts with pretensioners.
Honda’s new Freed Driver airbag with steering wheel, seatbelts with pretensioners and brake control system.	Subaru’s new Impreza Side airbag and seatbelts with pretensioners.	Audi’s new A5/S5 Side airbag, inflatable curtains, active seatbelts with pretensioners and cable cutters.
Citroën’s new C3 Side airbag and seatbelts.	Chevrolet’s new Cruze Safety electronics and radar system.	Lincoln’s new Continental Driver airbag with steering wheel, passenger airbag, side airbag and inflatable curtains.

Q3 Report – 2016	3rd Quarter

Earnings

(Dollars in millions, except per share data)	Q3 2016	Q3 2015	Change
Net Sales	$2,461.3	$2,184.5	12.7%
Gross profit	$495.3	$440.1	12.5%
% of sales	20.1%	20.1%	0.0pp
S,G&A	$(116.5)	$(101.3)	15.0%
% of sales	(4.7)%	(4.6)%	(0.1)pp
R,D&E net	$(165.5)	$(130.4)	26.9%
% of sales	(6.7)%	(6.0)%	(0.7)pp
Operating income	$191.1	$157.8	21.1%
% of sales	7.8%	7.2%	0.6pp
Adjusted operating income1)	$199.4	$204.6	(2.5)%
% of sales	8.1%	9.4%	(1.3)pp
Income before taxes	$185.1	$151.8	21.9%
Tax rate	26.8%	34.7%	(7.9)pp
Net income	$135.5	$99.1	36.7%
Net income attributable to controlling interest	$137.8	$98.9	39.3%
Earnings per share, diluted2)	$1.56	$1.12	39.3%
Adjusted earnings per share, diluted1, 2)	$1.63	$1.53	6.5%
1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

The gross profit for the third quarter of 2016 was $495 million, which was $55 million higher than in the same quarter of 2015, as a result of higher sales. The gross margin was unchanged at 20.1% compared to the same quarter of 2015. Favorable effects from currencies and raw material savings were offset by costs related to investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses increased by $15 million.

Research, Development & Engineering (R,D&E) expenses, net, in support of future growth, increased by $35 million compared to the same quarter in the prior year.

Operating income increased by $33 million to $191 million, or 7.8% of sales, compared to 7.2% of sales in the same quarter of 2015, when costs related to capacity alignments of $42 million negatively affected the operating margin.

Costs of $3 million related to capacity alignments and $5 million related to antitrust matters reduced operating margin by 0.3pp in the third quarter, compared to 2.2pp in the same quarter of 2015. Adjusted operating margin*, excluding these costs, was 8.1% of sales compared to 9.4% of sales for the same period in 2015. The decrease was primarily driven by higher investments for growth.

Income before taxes increased by $33 million from the third quarter of 2015. Net income attributable to controlling interest was $138 million, an increase of $39 million from the third quarter of 2015.

The effective tax rate in the third quarter of 2016 was 26.8% compared to 34.7% in the same quarter of 2015. Discrete items, net decreased the tax rate in the quarter by 1.1pp. In the third quarter of 2015, discrete tax items, net had a favorable impact of 0.4pp.

Earnings per share (EPS) assuming dilution was $1.56 compared to $1.12 for the same period one year ago. The EPS was positively affected by 34 cents from lower costs related to capacity alignment and 15 cents from a lower underlying tax rate. The adjusted EPS* assuming dilution was $1.63 compared to $1.53 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.5 million compared to 88.3 million in the third quarter of 2015.

Q3 Report – 2016	3rd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $271 million compared to $191 million in the same quarter of 2015. The increase was primarily related to higher net income as well as favorable timing effects from working capital.

Cash flow before financing* was $153 million compared to negative $34 million during the same quarter of 2015, a difference of $187 million, mainly due to the acquisition of MACOM in Q3, 2015. Capital expenditures, net, of $118 million were $21 million more than depreciation and amortization expense in the quarter and $22 million more than capital expenditures during the third quarter of 2015.

During the quarter working capital decreased to 17% of sales from 19% of sales on September 30, 2015 and operating working capital* was 6.6% of sales, down 0.3pp compared to September 30, 2015. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable decreased in relation to sales to 74 days outstanding from 75 days outstanding on June 30,

2016 but increased from 71 days outstanding on September 30, 2015. Days inventory outstanding was 34 days, up from 30 days on June 30, 2016 and from 33 days on September 30, 2015.

The Company’s gross interest-bearing debt decreased by $11 million during the quarter to $1,545 million at September 30, 2016 and its net debt position* decreased by $78 million during the quarter to $360 million at September 30, 2016.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of September 30, 2016 the Company had a leverage ratio of 0.5x.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	23.7%	1.5%	(2.0)%	0.2%	(1.7)%	5.5%
1) Source: IHS Oct 17, 2016.

During the three month period from July to September 2016, global LVP is estimated by IHS to have grown by close to 6% compared to the same quarter in 2015. This was in line with IHS's expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by close to 24%, more than 7pp better than the July estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP increased by close to 2%, less than 1pp better than the July estimate.

In the RoA, which represents around 9% of Autoliv’s sales, LVP declined by 2%, close to 2pp worse than the July estimate.

In the Americas, which accounts for more than one third of Autoliv’s sales, LVP was flat, which was close to 3pp worse than in the July estimate. In North America, LVP increased by more than 2%, which was less than 2pp worse than the July estimate. In South America, the decline was close to 11%, close to 8pp worse than the decline expected in IHS’s July estimate.

In Europe, where Autoliv currently generates close to one third of its sales, LVP declined by close to 2%, which was close to 2pp worse than IHS’s July estimate. In Western Europe, LVP declined by close to 2%, more than 2pp worse than the July estimate. In Eastern Europe, LVP declined by close to 2%, which was in line with the July estimate.

Headcount

	September 30, 2016	June 30, 2016	September 30, 2015
Headcount	68,778	67,465	61,813
Whereof: Direct workers in manufacturing	68%	69%	71%
Best Cost Countries	74%	74%	74%
Temporary personnel	13%	11%	14%

Compared to June 30, 2016 total headcount (permanent employees and temporary personnel) increased by more than 1,300 people. This was primarily driven by the organic sales growth* and the continued hiring of engineers, in both our passive and active safety businesses.

Q3 Report – 2016	3rd Quarter

Segment information

Autoliv reports its results under two operating segments, Passive Safety and Electronics. Passive Safety includes Autoliv's airbag and seatbelt business, while Electronics integrates all of Autoliv's electronics resources and expertise in passive safety electronics, active safety products and brake control systems into one organization. Corporate sales and income, capital expenditures and depreciation and amortization for the reportable segments can be found in the tables on page 21 of this report.

Passive Safety

(Dollars in millions)	Q3 2016	Q3 2015	Change	Organic change*
Segment sales	$1,898.7	$1,797.2	5.6%	5.8%
Segment operating income	$190.8	$145.8	30.9%
Segment operating margin	10.0%	8.1%	1.9pp

Consolidated sales increased by close to 6% to $1,899 million compared to $1,797 million in the same quarter of 2015. Excluding negative currency translation effects of $3 million, the organic sales growth* was also close to

6%. All areas except South Korea showed organic growth in the quarter. The higher operating margin was primarily a result of high capacity alignment costs in the third quarter of 2015.

Electronics

(Dollars in millions)	Q3 2016	Q3 2015	Change	Organic change*
Segment sales	$577.4	$397.1	45.4%	8.0%
Segment operating income	$5.0	$11.4	(56.1)%
Segment operating margin	0.9%	2.9%	(2.0)pp

Consolidated sales were significantly higher compared to the same quarter of 2015, primarily due to the inclusion of ANBS. The organic sales growth* in Electronics was 8%. The consolidated sales growth was mainly affected by $140 million from the ANBS joint venture. The lower operating margin was mainly a result of costs relating to the formation of ANBS.

Headcount

	September 30, 2016	June 30, 2016	September 30, 2015
Headcount Passive Safety segment	61,820	60,767	57,789
Headcount Electronics segment	6,588	6,335	3,880

The total segment headcount increase of more than 1,300 people was primarily driven by the organic sales growth* and the continued hiring of engineers, in both our passive and active safety businesses.

Q3 Report – 2016	First Nine Months

Consolidated Sales First Nine Months 2016

For the first nine months of 2016 consolidated sales increased to $7,470 million from $6,650 million for the same period in 2015. Excluding negative currency effects of close to 2% and acquisition effects from

ANBS and MACOM of close to 5%, the organic sales growth* was close to 10%. All parts of the Company, except South America and South Korea, showed organic sales growth* for the first nine months.

Sales by Product

Year over year change	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*

Airbags2)	$3,907.7	7.1%	-	(1.7)%	8.8%
Seatbelts2)	$1,977.2	3.3%	-	(2.7)%	6.0%
Passive Safety Electronics	$753.4	13.5%	-	(0.4)%	13.9%
Active Safety Products	$559.6	32.4%	8.3%	0.0%	24.1%
Brake Control Systems	$271.9	100.0%	100.0%	-	-
Total	$7,469.8	12.3%	4.6%	(1.8)%	9.5%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of inflatable curtains, steering wheels and replacement inflators.

Sales of seatbelt products were particularly strong in Europe. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The growth in organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) was due to growth across most regions, particularly in China and North America.

The strong increase in sales of active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) resulted from growth particularly for radar related products primarily as a result of Mercedes’ increased demand for driving assistance. Sales of camera systems to BMW also contributed.

Sales of Brake control systems were in line with our expectations from the start of operations of ANBS in the beginning of the second quarter of 2016.

Sales by Region

Year over year change			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$2,578.0	17.6%	8.6%	(0.9)%	9.9%
Whereof:	China	$1,228.1	16.7%	7.1%	(5.1)%	14.7%
	Japan	$694.6	45.3%	23.7%	12.0%	9.6%
	Rest of Asia	$655.3	(1.1)%	-	(3.6)%	2.5%
Americas		$2,549.3	7.1%	5.0%	(3.7)%	5.8%
Europe		$2,342.5	12.8%	-	(0.4)%	13.2%
Global		$7,469.8	12.3%	4.6%	(1.8)%	9.5%
1) Effects from currency translations.

For the first nine months of 2016, sales in the Americas represent 34% of total sales, Asia (China, Japan, RoA) 35% and Europe 31%. Sales continue to be balanced across the regions. Growth was particularly strong in Europe and China.

Sales from Autoliv’s companies in China increased organically* by close to 15%, particularly driven by Asian and local OEMs.

Organic sales* from Autoliv’s companies in Japan increased by close to 10%. The increase was primarily driven by models from Toyota, partly offset by lower replacement inflator business.

Organic sales* from Autoliv’s companies in the RoA grew by close to 3%. The growth was primarily driven by strong sales growth in India and Thailand, partly offset by lower organic sales* in South Korea.

Organic sales* from Autoliv’s companies in the Americas increased by close to 6% and were positively impacted by sales growth in North America primarily driven by sales to Honda, Mercedes, Ford and Nissan. Sales of replacement inflators also contributed.

Organic sales* from Autoliv’s companies in Europe increased by more than 13%. Models from Hyundai/Kia, Renault, Mercedes, BMW and VW were the largest growth contributors.

Q3 Report – 2016	First Nine Months

Earnings

(Dollars in millions, except per share data)	First 9 months 2016	First 9 months 2015	Change
Net Sales	$7,469.8	$6,650.1	12.3%
Gross profit	$1,522.8	$1,323.4	15.1%
% of sales	20.4%	19.9%	0.5pp
S,G&A	$(349.9)	$(303.1)	15.4%
% of sales	(4.7)%	(4.6)%	(0.1)pp
R,D&E net	$(500.7)	$(397.2)	26.1%
% of sales	(6.7)%	(6.0)%	(0.7)pp
Operating income	$609.0	$446.5	36.4%
% of sales	8.2%	6.7%	1.5pp
Adjusted operating income1)	$642.0	$614.2	4.5%
% of sales	8.6%	9.2%	(0.6)pp
Income before taxes	$575.8	$410.8	40.2%
Tax rate	27.5%	33.9%	(6.4)pp
Net income	$417.4	$271.6	53.7%
Net income attributable to controlling interest	$419.4	$271.3	54.6%
Earnings per share, diluted2)	$4.74	$3.07	54.4%
Adjusted earnings per share, diluted1, 2)	$5.03	$4.57	10.1%
1) Excluding costs for capacity alignment and antitrust related matters (but including settlements in H1 2015*). 2) Assuming dilution and net of treasury shares.

Gross profit for the first nine months of 2016 increased by $199 million, primarily as a result of the higher sales. Gross margin increased by 0.5pp compared to the same period in 2015, mainly as a result of higher organic sales*, favorable currency effects and raw material savings, partly offset by costs related to investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses increased by $47 million.

R,D&E expenses, net increased by $104 million compared to the same period in the prior year.

Operating income increased by $163 million to $609 million. Operating margin was 8.2% for the first nine months of the year, an increase of 1.5pp compared to the same period in the prior year. In 2015 the operating margin was negatively affected by high costs related to the ongoing capacity alignments and for settlements of antitrust related matters.

Excluding costs for capacity alignments and antitrust matters (including antitrust settlements) the operating margin* was 8.6%, down from 9.2% for the same period one year ago. This was primarily due to the higher investments in R,D&E in support of future growth.

Income before taxes increased by $165 million to $576 million, $2 million more than the increase in operating income.

Net income attributable to controlling interest amounted to $419 million compared to $271 million for the first nine months of 2015. Income tax expense was $158 million compared to $139 million in the same period of 2015. The effective tax rate was 27.5% compared to 33.9% for the same nine month period last year. The tax rate was favorably impacted by the geographical mix of earnings compared to the previous year.

EPS assuming dilution amounted to $4.74 compared to $3.07 for the same period of 2015. EPS assuming dilution was positively affected by lower capacity alignment and legal costs by $1.21, higher operating income by 28 cents and 44 cents by lower underlying tax rate. These positive effects were partly offset by negative currency translation effects of 8 cents.

The weighted average number of shares outstanding assuming dilution was unchanged at 88.4 million compared to the full year 2015.

Q3 Report – 2016	First Nine Months

Cash flow and Balance Sheet

Operations in the first nine months of 2016 generated $574 million in cash, $145 million more than in the same period in 2015. The increase mainly relates to higher net income, slightly offset by unfavorable timing effects of working capital. Cash flow before financing* was $7 million, this compares to negative $43 million for the same period in 2015.

Capital expenditures net, amounted to $340 million and depreciation and amortization totaled $279 million compared to $334 million and $230 million, respectively, for the same period in 2015.

Autoliv’s gross interest bearing debt increased by $6 million to $1,545 million compared to December 31, 2015 and its net debt increased by $158 million to $360 million compared to December 31, 2015.

For the first nine months, total equity increased by $569 million to $4,037 million due to $417 million from net income, $253 million from the recognition of a minority interest in ANBS, $37 million from positive currency translation effects and $12 million from common stock incentives. These effects were partly offset by $155 million for dividends.

Total parent shareholders’ equity was $3,763 million corresponding to $42.66 per share.

Light Vehicle Production Development

Year over year change	China	Japan	RoA	Americas	Europe	Total

LVP1)	11.4%	(1.4)%	(0.1)%	(0.6)%	2.6%	3.4%
1) Source: IHS Oct 17, 2016.

For the first nine months of 2016, global LVP is estimated by IHS to have increased by more than 3% compared to the first nine months of 2015. This was essentially flat compared to IHS’s expectation from the beginning of the year.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by more than 11%, an increase of close to 3pp compared to the January 2016 estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP declined by more than 1%, more than 3pp worse compared to the January 2016 estimate.

In the RoA, which accounts for around 9% of Autoliv’s sales, LVP was essentially flat, close to 2pp worse compared to the expectation from the beginning of 2016.

In the Americas, which makes up more than one third of Autoliv’s sales, LVP decreased by less than 1%, a decrease of 3pp compared to IHS’s growth expectation of more than 2% from the beginning of the year. In North America, the increase was more than 2% compared to the more than 5% expected at the beginning of the year. In South America, the decrease was more than 16%, close to 5pp worse than the January 2016 estimate.

In Europe, where Autoliv currently generates close to one third of its sales, LVP grew by close to 3% which was 1pp better than IHS’s estimate in January 2016. In Western Europe, LVP grew by close to 5%, close to 2pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by more than 1%, less than 1pp worse than the January 2016 estimate.

Q3 Report – 2016	First Nine Months

Segment information

Passive Safety

(Dollars in millions)	First 9 months 2016	First 9 months 2015	Change	Organic change*
Segment sales	$5,883.5	$5,552.9	6.0%	8.0%
Segment operating income	$589.2	$404.7	45.6%
Segment operating margin	10.0%	7.3%	2.7pp

Consolidated sales increased by 6% to $5,884 million compared to $5,553 million in the same period of 2015. Excluding negative currency translation effects of $115 million, the organic sales growth* was 8%. The organic sales growth* was primarily driven by higher sales in Europe, China, North America and Japan. In the first nine months of 2015 the reported operating margin for the segment was negatively affected by the antitrust related settlement costs and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	First 9 months 2016	First 9 months 2015	Change	Organic change*
Segment sales	$1,631.5	$1,125.4	45.0%	17.5%
Segment operating income	$31.7	$32.2	(1.6)%
Segment operating margin	1.9%	2.9%	(1.0)pp

Consolidated sales increased by 45% compared to the same period of 2015. Excluding acquisition effects from ANBS and MACOM of $313 million and negative currency translation effects of $3 million, the organic sales growth* was close to 18%. The lower operating margin was mainly a result of costs relating to the formation of ANBS.

Headcount

	September 30, 2016	December 31, 2015	September 30, 2015
Headcount Passive Safety segment	61,820	59,861	57,789
Headcount Electronics segment	6,588	4,080	3,880

The total segment headcount increase from December 31, 2015 was mainly due to integration of ANBS into the Electronics segment. Hiring of engineers in our active safety business and in our passive safety business also contributed to the increase.

Q3 Report – 2016	3rd Quarter

Other Items

•	On September 6, Autoliv announced that it and Volvo Cars, signed a letter of intent to form a new jointly-owned company to develop next generation autonomous driving software.

The planned new company, which is subject to definitive documentation, will have its headquarters in Gothenburg, Sweden and is expected to start operations in early 2017.

•

On October 1, Johan Löfvenholm was appointed President, Electronics. Johan has been with the company since 1995 and previously held the position of Chief Technology Officer (CTO). Simultaneously Steve Fredin was appointed acting CTO in addition to his role as Group Vice President Sales & Engineering.

Dividends

On August 15, 2016, the Company declared a quarterly dividend to shareholders of 58 cents per share for the fourth quarter of 2016 with the following payment schedule:

Ex-date (common stock)	November 14, 2016
Ex-date (SDRs)	November 15, 2016
Record Date	November 16, 2016
Payment Date	December 1, 2016

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2016 on Thursday, February 2, 2017.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries

Thomas Jönsson,

Group Vice President Communications.

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, at 12.00 CET on October 27, 2016.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 Report – 2016	3rd Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements regarding the expected consummation of the joint venture with Volvo Cars, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or declines; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition;

higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations or reorganizations or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto (including the ultimate resolution of the ongoing Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q3 Report – 2016	3rd Quarter

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full year
	2016	2015	2016	2015	months	2015
Earnings per share, basic	$1.56	$1.12	$4.76	$3.08	$6.86	$5.18
Earnings per share, diluted1)	$1.56	$1.12	$4.74	$3.07	$6.84	$5.17
Total parent shareholders’ equity per share	$42.66	$37.53	$42.66	$37.53	$42.66	$39.22
Cash dividend paid per share	$0.58	$0.56	$1.72	$1.66	$2.28	$2.22
Operating working capital, $ in millions2)	657	623	657	623	657	570
Capital employed, $ in millions3)	4,397	3,684	4,397	3,684	4,397	3,670
Net debt, $ in millions2)	360	365	360	365	360	202
Net debt to capitalization, %4)	8	10	8	10	8	6
Gross margin, %5)	20.1	20.1	20.4	19.9	20.5	20.1
Operating margin, %6)	7.8	7.2	8.2	6.7	8.9	7.9
Return on total equity, %7)	13.6	11.9	14.5	10.9	16.2	13.6
Return on capital employed, %8)	17.4	17.4	19.5	16.8	21.9	20.4
Average no. of shares in millions1)	88.5	88.3	88.4	88.4	88.4	88.4
No. of shares at period-end in millions9)	88.2	88.1	88.2	88.1	88.2	88.1
No. of employees at period-end10)	59,930	53,371	59,930	53,371	59,930	54,600
Headcount at period-end11)	68,778	61,813	68,778	61,813	68,778	64,088
Days receivables outstanding12)	74	71	73	71	73	73
Days inventory outstanding13)	34	33	33	33	33	33

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt.

4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity.

8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares.

10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q3 Report – 2016	3rd Quarter

Consolidated Statements of Net Income

	Quarter July - September		First 9 months		Latest 12	Full year
(Dollars in millions, except per share data)	2016	2015	2016	2015	months	2015
Net sales
Airbag products1)	$1,268.3	$1,204.2	$3,907.7	$3,649.3	$5,294.6	$5,036.2
Seatbelt products1)	631.3	596.8	1,977.2	1,914.2	2,662.1	2,599.1
Passive safety electronic products	240.0	219.3	753.4	663.9	1,012.7	923.2
Active safety products	183.2	164.2	559.6	422.7	748.0	611.1
Brake control systems	138.5	0.0	271.9	0.0	271.9	0.0
Total net sales	2,461.3	2,184.5	7,469.8	6,650.1	9,989.3	9,169.6

Cost of sales	(1,966.0)	(1,744.4)	(5,947.0)	(5,326.7)	(7,945.8)	(7,325.5)
Gross profit	495.3	440.1	1,522.8	1,323.4	2,043.5	1,844.1

Selling, general & administrative expenses	(116.5)	(101.3)	(349.9)	(303.1)	(458.3)	(411.5)
Research, development & engineering expenses, net	(165.5)	(130.4)	(500.7)	(397.2)	(627.3)	(523.8)
Amortization of intangibles	(12.2)	(4.2)	(32.0)	(11.2)	(40.4)	(19.6)
Other income (expense), net	(10.0)	(46.4)	(31.2)	(165.4)	(27.2)	(161.4)
Operating income	191.1	157.8	609.0	446.5	890.3	727.8

Income from equity method investments	0.5	0.6	1.2	3.5	2.4	4.7
Interest income	1.0	0.8	3.1	1.8	4.0	2.7
Interest expense	(15.6)	(15.6)	(46.7)	(49.6)	(62.2)	(65.1)
Other non-operating items, net	8.1	8.2	9.2	8.6	6.2	5.6
Income before income taxes	185.1	151.8	575.8	410.8	840.7	675.7

Income taxes	(49.6)	(52.7)	(158.4)	(139.2)	(237.4)	(218.2)
Net income	$135.5	$99.1	$417.4	$271.6	$603.3	$457.5

Less; Net income (loss) attributable to non-controlling interest	(2.3)	0.2	(2.0)	0.3	(1.6)	0.7

Net income attributable to controlling interest	$137.8	$98.9	$419.4	$271.3	$604.9	$456.8

Earnings per share2)	$1.56	$1.12	$4.74	$3.07	$6.84	$5.17
1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares.

Q3 Report – 2016	3rd Quarter

Consolidated Balance Sheets

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2016	2016	2016	2015	2015
Assets
Cash & cash equivalents	$1,182.6	$1,113.1	$1,161.6	$1,333.5	$1,181.1
Receivables, net	1,991.4	2,092.0	2,000.2	1,787.6	1,688.8
Inventories, net	799.2	750.4	766.7	711.4	692.8
Other current assets	172.1	167.0	131.6	205.8	250.5
Total current assets	4,145.3	4,122.5	4,060.1	4,038.3	3,813.2

Property, plant & equipment, net	1,675.8	1,616.3	1,638.6	1,437.1	1,422.3
Investments and other non-current assets	345.1	354.2	350.3	255.8	256.3
Goodwill assets	1,891.5	1,894.2	1,838.7	1,666.3	1,668.0
Intangible assets, net	243.5	257.1	256.6	128.0	133.6
Total assets	$8,301.2	$8,244.3	$8,144.3	$7,525.5	$7,293.4

Liabilities and equity
Short-term debt	$73.0	$95.4	$28.8	$39.6	$53.5
Accounts payable	1,191.5	1,281.9	1,240.3	1,169.6	1,032.3
Other current liabilities	1,161.5	1,090.5	1,147.4	1,017.2	1,026.2
Total current liabilities	2,426.0	2,467.8	2,416.5	2,226.4	2,112.0

Long-term debt	1,471.8	1,460.0	1,499.4	1,499.4	1,499.5
Pension liability	216.2	216.4	215.2	197.0	229.0
Other non-current liabilities	150.2	147.7	148.0	134.6	133.9
Total non-current liabilities	1,838.2	1,824.1	1,862.6	1,831.0	1,862.4

Total parent shareholders’ equity	3,762.7	3,676.8	3,600.2	3,455.6	3,306.7
Non-controlling interest	274.3	275.6	265.0	12.5	12.3
Total equity	4,037.0	3,952.4	3,865.2	3,468.1	3,319.0

Total liabilities and equity	$8,301.2	$8,244.3	$8,144.3	$7,525.5	$7,293.4

Q3 Report – 2016	3rd Quarter

Consolidated Statements of Cash Flows

Quarter July - September			First 9 months		Latest 12	Full year
(Dollars in millions)	2016	2015	2016	2015	months	2015
Net income	$135.5	$99.1	$417.4	$271.6	$603.3	$457.5
Depreciation and amortization	97.6	80.1	279.4	229.6	368.9	319.1
Other, net	13.9	1.8	17.4	(12.9)	30.3	(0.0)
Changes in operating assets and liabilities	24.1	10.3	(140.0)	(59.1)	(107.0)	(26.1)
Net cash provided by operating activities	271.1	191.3	574.2	429.2	895.5	750.5

Capital expenditures, net	(118.4)	(96.4)	(339.5)	(333.7)	(455.4)	(449.6)
Acquisitions of businesses and other, net	0.4	(129.2)	(227.4)	(138.2)	(230.7)	(141.5)
Net cash used in investing activities	(118.0)	(225.6)	(566.9)	(471.9)	(686.1)	(591.1)

Net cash before financing1)	153.1	(34.3)	7.3	(42.7)	209.4	159.4

Net increase (decrease) in short-term debt	(21.1)	(40.2)	(4.7)	(18.6)	(15.1)	(29.0)
Repayments and other changes in long-term debt	-	(3.8)	-	(12.2)	-	(12.2)
Dividends paid	(51.2)	(49.3)	(151.7)	(146.4)	(201.0)	(195.7)
Shares repurchased	-	-	-	(104.4)	-	(104.4)
Common stock options exercised	0.5	1.7	5.1	17.3	8.1	20.3
Dividend paid to non-controlling interests	-	-	(1.7)	-	(1.7)	-
Capital contribution from non-controlling interests	-	-	-	-	-	1.6
Other, net	0.3	1.8	0.8	1.9	1.0	0.5
Effect of exchange rate changes on cash	(12.1)	(18.1)	(6.0)	(42.8)	0.8	(36.0)
Increase (decrease) in cash and cash equivalents	69.5	(142.2)	(150.9)	(347.9)	1.5	(195.5)
Cash and cash equivalents at period-start	1,113.1	1,323.3	1,333.5	1,529.0	1,181.1	1,529.0
Cash and cash equivalents at period-end	$1,182.6	$1,181.1	$1,182.6	$1,181.1	$1,182.6	$1,333.5
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q3 Report – 2016	3rd Quarter

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 73% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter July - September 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	5.1	$61.3	6.8	$40.6	8.0	$17.5	8.6	$14.1	-	$ -	6.1	$133.5
Currency effects1)	0.2	2.8	(1.0)	(6.1)	1.4	3.2	(0.4)	(0.7)	-	-	0.0	(0.8)
Acquisitions/divestitures	-	-	-	-	-	-	3.4	5.6	100.0	138.5	6.6	144.1
Reported change	5.3	$64.1	5.8	$34.5	9.4	$20.7	11.6	$19.0	100.0	$138.5	12.7	$276.8

1) Effects from currency translations. 2) Including Corporate and other sales.

First 9 months January - September 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	8.8	$320.7	6.0	$115.4	13.9	$92.4	24.1	$102.0	-	$-	9.5	$630.5
Currency effects1)	(1.7)	(62.3)	(2.7)	(52.4)	(0.4)	(2.9)	0.0	(0.1)	-	-	(1.8)	(117.7)
Acquisitions/divestitures	-	-	-	-	-	-	8.3	35.0	100.0	271.9	4.6	306.9
Reported change	7.1	$258.4	3.3	$63.0	13.5	$89.5	32.4	$136.9	100.0	$271.9	12.3	$819.7

1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by Region

Quarter July - September 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	21.0	$69.7	1.2	$2.1	(3.0)	$(6.4)	1.4	$11.7	8.5	$56.4	6.1	$133.5
Currency effects1)	(5.4)	(18.0)	18.8	32.2	3.2	6.9	(2.5)	(20.7)	(0.1)	(1.2)	0.0	(0.8)
Acquisitions/divestitures	11.2	37.3	35.5	60.8	-	-	5.7	46.0	-	-	6.6	144.1
Reported change	26.8	$89.0	55.5	$95.1	0.2	$0.5	4.6	$37.0	8.4	$55.2	12.7	$276.8
1) Effects from currency translations.

First 9 months January - September 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	14.7	$154.8	9.6	$46.1	2.5	$16.7	5.8	$137.7	13.2	$275.2	9.5	$630.5
Currency effects1)	(5.1)	(53.2)	12.0	57.2	(3.6)	(24.0)	(3.7)	(87.6)	(0.4)	(10.1)	(1.8)	(117.7)
Acquisitions/divestitures	7.1	74.4	23.7	113.3	-	-	5.0	119.2	-	-	4.6	306.9
Reported change	16.7	$176.0	45.3	$216.6	(1.1)	$(7.3)	7.1	$169.3	12.8	$265.1	12.3	$819.7
1) Effects from currency translations.

Q3 Report – 2016	3rd Quarter

Sales by Segment

Quarter July - September 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	5.8	$104.7	8.0	$31.8	$(3.0)	6.1	$133.5
Currency effects1)	(0.2)	(3.2)	0.6	2.4	0.0	0.0	(0.8)
Acquisitions/divestitures	-	-	36.8	146.0	(1.9)	6.6	144.1
Reported change	5.6	$101.5	45.4	$180.2	$(4.9)	12.7	$276.8
1) Effects from currency translations.

First 9 months January - September 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	8.0	$445.2	17.5	$196.4	$(11.1)	9.5	$630.5
Currency effects1)	(2.0)	(114.6)	(0.3)	(3.0)	(0.1)	(1.8)	(117.7)
Acquisitions/divestitures	-	-	27.8	312.7	(5.8)	4.6	306.9
Reported change	6.0	$330.6	45.0	$506.1	$(17.0)	12.3	$819.7
1) Effects from currency translations.

Q3 Report – 2016	3rd Quarter

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	September 30	June 30	March 31	December 31	September 30
	2016	2016	2016	2015	2015
Total current assets	$4,145.3	$4,122.5	$4,060.1	$4,038.3	$3,813.2
Total current liabilities	(2,426.0)	(2,467.8)	(2,416.5)	(2,226.4)	(2,112.0)
Working capital	1,719.3	1,654.7	1,643.6	1,811.9	1,701.2
Cash and cash equivalents	(1,182.6)	(1,113.1)	(1,161.6)	(1,333.5)	(1,181.1)
Short-term debt	73.0	95.4	28.8	39.6	53.5
Derivative asset and liability, current	(3.7)	(3.0)	0.6	2.4	(0.4)
Dividends payable	51.2	51.2	51.1	49.3	49.3
Operating working capital	$657.2	$685.2	$562.5	$569.7	$622.5

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	September 30	June 30	March 31	December 31	September 30
	2016	2016	2016	2015	2015
Short-term debt	$73.0	$95.4	$28.8	$39.6	$53.5
Long-term debt	1,471.8	1,460.0	1,499.4	1,499.4	1,499.5
Total debt	1,544.8	1,555.4	1,528.2	1,539.0	1,553.0
Cash and cash equivalents	(1,182.6)	(1,113.1)	(1,161.6)	(1,333.5)	(1,181.1)
Debt-related derivatives	(2.6)	(4.5)	(4.7)	(3.9)	(7.0)
Net debt	$359.6	$437.8	$361.9	$201.6	$364.9

Leverage Ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	September 30	December 31	September 30
	2016	2015	2015
Net debt1)	$359.6	$201.6	$364.9
Pension liabilities	216.2	197.0	229.0
Debt per the Policy	$575.8	$398.6	$593.9

Income before income taxes2)	$840.7	$675.7	$614.1
Plus: Interest expense, net2, 3)	58.2	62.4	65.3
Depreciation and amortization of intangibles2, 4)	368.9	319.1	307.0
EBITDA per the Policy	$1,267.8	$1,057.2	$986.4

Leverage ratio	0.5	0.4	0.6

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q3 Report – 2016	3rd Quarter

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv's operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter July - September 2016		Quarter July - September 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$199.4	$(8.3)	$191.1	$204.6	$(46.8)	$157.8
Operating margin, %	8.1	(0.3)	7.8	9.4	(2.2)	7.2
Income before taxes	$193.4	$(8.3)	$185.1	$198.6	$(46.8)	$151.8
Net income	$141.5	$(6.0)	$135.5	$135.2	$(36.1)	$99.1
Return on capital employed, %	18.1	(0.7)	17.4	21.8	(4.4)	17.4
Return on total equity, %	14.1	(0.5)	13.6	15.7	(3.8)	11.9
Earnings per share, diluted2)	$1.63	$(0.07)	$1.56	$1.53	$(0.41)	$1.12
1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

	First 9 months 2016			First 9 months 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$642.0	$(33.0)	$609.0	$614.2	$(167.7)	$446.5
Operating margin, %	8.6	(0.4)	8.2	9.2	(2.5)	6.7
Income before taxes	$608.8	$(33.0)	$575.8	$578.5	$(167.7)	$410.8
Net income	$443.0	$(25.6)	$417.4	$404.0	$(132.4)	$271.6
Capital employed	$4,422	$(25)	$4,397	$3,816	$(132)	$3,684
Return on capital employed, %	20.5	(1.0)	19.5	22.6	(5.8)	16.8
Return on total equity, %	15.4	(0.9)	14.5	15.8	(4.9)	10.9
Earnings per share, diluted2)	$5.03	$(0.29)	$4.74	$4.57	$(1.50)	$3.07
Total parent shareholders' equity per share	$42.95	$(0.29)	$42.66	$39.04	$(1.51)	$37.53
1) Excluding costs for capacity alignment and antitrust related matters (but including settlements in H1 2015*). 2) Assuming dilution and net of treasury shares.

Q3 Report – 2016	3rd Quarter

Segment Disclosure

Sales, including Intersegment Sales	Quarter July - September		First 9 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$1,898.7	$1,797.2	$5,883.5	$5,552.9
Electronics	577.4	397.1	1,631.5	1,125.4
Total segment sales	$2,476.1	$2,194.3	$7,515.0	$6,678.3
Corporate and other	1.1	3.9	3.1	11.1
Intersegment sales	(15.9)	(13.7)	(48.3)	(39.3)
Total net sales	$2,461.3	$2,184.5	$7,469.8	$6,650.1

Income before Income Taxes	Quarter July - September		First 9 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$190.8	$145.8	$589.2	$404.7
Electronics	5.0	11.4	31.7	32.2
Segment operating income	$195.8	$157.2	$620.9	$436.9
Corporate and other	(4.7)	0.6	(11.9)	9.6
Interest and other non-operating expenses, net	(6.5)	(6.6)	(34.4)	(39.2)
Income from equity method investments	0.5	0.6	1.2	3.5
Income before income taxes	$185.1	$151.8	$575.8	$410.8

Capital Expenditures	Quarter July - September		First 9 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$96.2	$84.2	$269.5	$306.5
Electronics	22.8	12.4	66.8	37.1
Corporate and other	1.1	1.1	7.3	4.1
Total capital expenditures	$120.1	$97.7	$343.6	$347.7

Depreciation and Amortization	Quarter July - September		First 9 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$69.2	$67.1	$206.8	$192.6
Electronics	26.2	11.8	66.0	33.6
Corporate and other	2.2	1.2	6.6	3.4
Total depreciation and amortization	$97.6	$80.1	$279.4	$229.6

Segment Assets	September 30 2016	June 30 2016	December 31 2015	September 30 2015
(Dollars in millions)
Passive Safety	$5,782.7	$5,790.0	$5,539.3	$5,451.8
Electronics	1,712.6	1,735.0	966.5	943.6
Segment assets	$7,495.3	$7,525.0	$6,505.8	$6,395.4
Corporate and other1)	805.9	719.3	1,019.7	898.0
Total assets	$8,301.2	$8,244.3	$7,525.5	$7,293.4
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q3 Report – 2016	3rd Quarter

Multi-year Summary

(Dollars in millions, except per share data)	20151)	20141)	20131, 5)	20121)	20111)
Sales and Income
Net sales	$9,170	$9,240	$8,803	$8,267	$8,232
Operating income	728	723	761	705	889
Income before income taxes	676	667	734	669	828
Net income attributable to controlling interest	457	468	486	483	623

Financial Position
Current assets excluding cash	2,705	2,607	2,582	2,312	2,261
Property, plant and equipment, net	1,437	1,390	1,336	1,233	1,121
Intangible assets (primarily goodwill)	1,794	1,661	1,687	1,707	1,716
Non-interest bearing liabilities	2,518	2,400	2,364	2,162	2,102
Capital employed	3,670	3,504	3,489	3,415	3,257
Net debt (cash)	202	62	(511)	(361)	(92)
Total equity	3,468	3,442	4,000	3,776	3,349
Total assets	7,526	7,443	6,983	6,570	6,117
Long-term debt	1,499	1,521	279	563	364

Share data
Earnings per share (US$) – basic	5.18	5.08	5.09	5.17	6.99
Earnings per share (US$) – assuming dilution	5.17	5.06	5.07	5.08	6.65
Total parent shareholders’ equity per share (US$)	39.22	38.64	42.17	39.36	37.33
Cash dividends paid per share (US$)	2.22	2.12	2.00	1.89	1.73
Cash dividends declared per share (US$)	2.24	2.14	2.02	1.94	1.78
Share repurchases	104	616	148	-	-
Number of shares outstanding (million)2)	88.1	88.7	94.4	95.5	89.3

Ratios
Gross margin (%)	20.1	19.5	19.4	19.9	21.0
Operating margin (%)	7.9	7.8	8.6	8.5	10.8
Pretax margin (%)	7.4	7.2	8.3	8.1	10.1
Return on capital employed (%)	20	21	22	21	28
Return on total equity (%)	14	12	13	14	20
Total equity ratio (%)	46	46	57	57	55
Net debt to capitalization (%)	6	2	n/a	n/a	n/a
Days receivables outstanding	73	71	70	66	67
Days inventory outstanding	33	32	31	30	32

Other data
Airbag sales3)	5,036	5,019	4,822	5,392	5,393
Seatbelt sales4)	2,599	2,800	2,773	2,657	2,679
Passive safety electronic sales6)	923	932	863	n/a	n/a
Active safety sales	611	489	345	218	160
Net cash provided by operating activities	751	713	838	689	758
Capital expenditures, net	450	453	379	360	357
Net cash used in investing activities	(591)	(453)	(377)	(358)	(373)
Net cash provided by (used in) financing activities	(319)	226	(318)	(91)	(223)
Number of employees, December 31	54,600	50,800	46,900	41,700	38,500

1) Costs in 2015, 2014, 2013, 2012 and 2011 for capacity alignments and antitrust matters reduced operating income by (millions) $166, $120, $47, $98 and $19 and net income by (millions) $131, $80, $33, $71 and $14, respectively. This corresponds to 1.8%, 1.3%, 0.6%, 1.2% and 0.2% on operating margins and 1.4%, 0.9%, 0.4%, 0.9% and 0.2% on net margins, respectively. The impact on EPS was $1.48, $0.87, $0.34, $0.74 and $0.15 while return on total equity was reduced by 1.7%, 1.9%, 0.8%, 1.8% and 0.4%, respectively for the same five year period. 2) At year end, net of treasury shares. 3) Including passive electronics (2011 and 2012), steering wheels, inflators and initiators. 4) Including seat components until the divestiture in June 2012. 5) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 6) In 2012 and 2011, sales for passive safety electronics were in airbag sales.